EXHIBIT 99.1

UNIVERSAL AMERICAN FINANCIAL CORP. REPORTS

FOURTH QUARTER RESULTS

Rye Brook, NY – February 13, 2006 – Universal American Financial Corp. (NASDAQ: UHCO) today announced financial results for the fourth quarter ended December 31, 2005.

Fourth Quarter 2005 Highlights

•                  Revenues increased 17% to $240.8 million over the fourth quarter of 2004;

•                  Medicare Advantage membership increased by 11% during the quarter, 48% since year-end 2004;

•                  Net income for the quarter was $3.9 million, or $0.06 per diluted share, which included, after tax:

•                  $6.8 million, or $0.11 per diluted share, in expenses incurred in implementing the company’s Medicare Part D and Medicare Advantage growth initiatives,

•                  $6.3 million, or $0.11 per diluted share, in non-recurring reserve increases in the company’s Medicare Supplement business, and

•                  $0.7 million or $0.01 per diluted share, of realized capital gains.

Guidance for 2006

•                  Total revenues between $1.375 billion to $1.525 billion, and

•                  Earnings between $1.28- $1.38 per diluted share.

2005 Compared to 2004

Universal American reported net income of $53.9 million for the full year 2005, or $0.91 per diluted share, including $5.4 million, or $0.09 per diluted share, of after-tax realized gains. This compares to $63.9 million, or $1.13 per diluted share, reported for 2004, which included $6.9 million, or $0.12 per diluted share, of after-tax realized gains. Total revenues for 2005 increased 27% to $931.9 million.

Fourth Quarter 2005 Compared to Fourth Quarter 2004

Universal American reported net income of $3.9 million for the fourth quarter of 2005, or $0.06 per diluted share, including $0.7 million, or $0.01 per diluted share, of after-tax realized gains. This compares to $17.4 million, or $0.30 per diluted share, reported for the fourth quarter of 2004, which included $0.9 million, or $0.01 per diluted share, of after-tax realized gains. Total revenues for the fourth quarter of 2005 increased 17% to $240.8 million.

Management Comments

“2005 was a year of transition, as we accelerated our strategic advances into newer and higher growth areas of the senior health insurance market,” said Richard Barasch, Chairman and Chief Executive Officer of Universal American. “In 2005, our Medicare Advantage segment grew at a rapid pace, and we believe that this growth will continue in 2006. Further, we are becoming increasingly encouraged that the significant investment we have made in preparation for the Medicare Part D program will result in a successful new growth business for our company. Finally, we are aggressively addressing the issues that have impacted our Medicare Supplement business, and we believe that this business will continue to be a valuable, long-term earnings contributor. “

Medicare Advantage

Our Medicare Advantage segment performed exceptionally well in 2005, and we anticipate that this will be the largest and fastest growing part of our business in 2006. During 2005, membership increased by 48% to just over 30,000 and annualized revenues increased by 59% to over $273 million. This was fueled both by 33% growth in membership in our core Southeastern Texas health plan and by the successful launch of our private-fee-for-service plans in New York and Pennsylvania. For 2006, we are encouraged by the enthusiastic response to our expanded marketing efforts in Southeast Texas, as well as the addition of 13 states in which we are selling private fee-for-service plans. We estimate that our Medicare Advantage enrollment will be at least 47,000 by year end 2006.

The profitability of our Medicare Advantage business continued to grow as well. For the year 2005, the company earned pre-tax income of $27.8 million on revenues of $240.8 million, and we generated pre-tax income of $6.2 million on revenues of $66.9 million for the fourth quarter. Revenues increased by 59%, while pre-tax income rose by 43%, compared to the fourth quarter of 2004. The results of the fourth quarter were impacted by $2.1 million of planned expenses relating to expansion efforts and additional marketing initiatives.

Part D

Early in 2005, Universal American made an important strategic decision to participate in the Part D Prescription drug program that began on January 1, 2006. A key element of our entry into this market was the strategic alliance that we entered into with PharmaCare Management Services, Inc. (“PharmaCare”), a wholly owned subsidiary of CVS Corporation (NYSE: CVS).

During 2005, Universal American spent approximately $16.9 million to enter the Part D market, of which $10.7 million was expensed and $6.2 million was capitalized. During the fourth quarter, Universal American incurred $4.0 million of expenses relating to marketing and implementation of Part D in our Senior Market Health insurance segment and $4.5 million in our Senior Administrative Services segment.

Based on early indicators, it appears that our financial investment, as well as the investment of time, energy and ingenuity of our and PharmaCare’s staffs, will prove to be worthwhile in 2006. Universal American was successful bidding under the benchmark in 26 of the 32 regions in which we bid, and has received an allocation of dual-eligibles in those markets. In addition to the dual-eligibles, we enrolled more than 100,000 additional members as of the end of January. Assuming there is a robust auto-enrollment in May of the low income subsidy population, we estimate that the company will enroll more than 500,000 members by the end of 2006.

Senior Market Health

Our Medicare Supplement business continued to be a challenge for the company in the fourth quarter. In the third quarter of 2005, we reported a reduction in earnings resulting from higher loss ratios and from higher than expected lapsation that caused an acceleration of amortization of deferred acquisition costs. These trends continued in the fourth quarter.

As part of a more detailed analysis of the trends in this line of business, the company determined it needed to increase its claims reserves by $9.9 million. Medicare Supplement claim reserves were increased by approximately $4.3 million reflecting a further increase in the company’s loss ratio. In retrospect, we determined that the claim reserves estimated at the end of 2004 were insufficient by approximately $2.3 million, which flowed through the results reported in 2005. In addition, the company discovered that, over a four year period, it had overstated the level of reserves ceded to reinsurers, requiring a one-time increase to net claim reserves of $5.6 million. Approximately $3.0 million of this increase relates to the years 2002 through 2004.

When the effect of the reserve adjustments relating to prior periods is eliminated, the estimated pro-forma Medicare Supplement loss ratio for the full year 2005 was 73.4%. The company estimates that its Medicare Supplement loss ratio will be in the range of 71.5% to 73.5% for the full year 2006 taking into account the impact of rate increases.

Senior Administrative Services

CHCS Services, Universal American’s senior health insurance third-party administrator, continued its important contribution to the company. Revenues for the fourth quarter of 2005 increased by 2% to $14.9 million compared to the fourth quarter of 2004. In the quarter, $4.5 million of expenses were incurred in this segment relating to the implementation of Part D, resulting in a break even quarter. Excluding the expenses relating to the implementation of Part D, pre-tax income would have risen by 26%.

For the full year, revenues increased by 4% to $59.1 million compared to 2004. During 2005, $5.9 million of expenses were incurred in this segment relating to the implementation of Part D, resulting in pre-tax income of $9.5 million. Excluding the expenses relating to the implementation of Part D, pre-tax income would have risen by 17%.

Specialty Health

Revenues in Universal American’s Specialty Health segment increased 1% to $44.2 million and pre-tax income increased 30% to $7.7 million compared to the fourth quarter of 2004, primarily as a result of our  arrangement with PharmaCare to provide an insured drug benefit for employees of the State of Connecticut and improved loss ratios.

For the full year, revenues increased 1% to $176.2 million and pre-tax income increased 2% to $26.9 million compared to 2004.

Life Insurance and Annuity

Revenues in the Life Insurance and Annuity segment increased 12% to $25.1 million and pre-tax income increased 18% to $4.0 million compared to the fourth quarter of 2004, as a result of an increase in business and more favorable mortality rates.

For the full year, revenues increased 14% to $96.2 million and pre-tax income increased 18% to $15.7 million compared to 2004.

Balance Sheet Data

Total assets were $2.2 billion as of December 31, 2005 compared to $2.0 billion at December 31, 2004. Total reserves for policyholder liabilities were $1.4 billion at December 31, 2005 compared to $1.3 billion at December 31, 2004. Stockholders’ equity as of year-end was $531.9 million, or $9.13 per common share, compared to $419.4 million, or $7.60 per common share, at December 31, 2004. As of December 31, 2005, excluding the effect of FAS 115 (which includes the net unrealized appreciation of the company’s investment portfolio), stockholders’ equity was $492.0 million and fully diluted book value per common share was $8.27. Debt to total capitalization, excluding the effect of FAS 115, (including the trust preferreds) decreased from 31.8% at December 31, 2004 to 25.8% at December 31, 2005 (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release). Return on equity for 2005 was 11.3%. Excluding the effect of FAS 115, return on equity for 2005 was 12.4%, which includes 124 basis points from after-tax realized capital gains, 191 basis points for the after-tax impact of investments in the company’s Part D and Medicare Advantage initiatives and 145 basis points for the after-tax impact of the Medicare Supplement reserve increases (see discussion of Non-GAAP Financial Measures contained in the Supplemental Financial Information at the end of this press release).

Universal American’s investment portfolio, which totaled $1.3 billion at December 31, 2005, remains sound with approximately 99% of the portfolio invested in debt securities rated investment grade by at least one of the rating agencies. As of December 31, 2005, Universal American’s bonds were worth $50.7 million more than their book value. Universal American realized $0.7 million in pre-tax capital gains during the quarter ended December 31, 2005, compared to $1.4 million in the fourth quarter of 2004.

Guidance

Universal American expects to earn approximately $1.28 to $1.38 per fully diluted share, based on the following range in revenues (in millions):

Senior Managed Care - Medicare Advantage	$400	$460

Senior Market Health Insurance	400	425

Part D	280	330

Senior Administrative Services	75	85

Specialty Health Insurance	170	180

Life Insurance and Annuity	95	105

Corporate/Eliminations	(45)	(60)

Total Revenues	$1,375	$1,525

Expensing of Stock Based Compensation

Universal American adopted the new accounting rules for the expensing of stock-based compensation effective January 1, 2006. Universal American’s earnings guidance for 2006 excludes approximately $0.03 to $0.04 per diluted share, after tax, to reflect the impact of stock compensation costs. Universal American has elected to apply the new accounting rules using the modified-prospective method of adoption allowed under the pronouncement.

Conference Call

Universal American will host a conference call at 5:30 p.m. Eastern Time on Monday, February 13, 2006 to discuss the year end 2005 and fourth quarter results and other corporate developments. Interested parties may participate in the call by dialing 706-679-0770. Please call in 10 minutes before the scheduled time and ask for the Universal American call. This conference call will also be available live over the Internet and can be accessed at Universal American’s website at www.uafc.com. To listen to the live call, please go to the website at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed from the Company’s website for approximately 60 days.

Prior to the conference call, Universal American will make available on its website supplemental financial data in connection with its quarterly earnings release. This supplemental financial data can be accessed at www.uafc.com (under the heading “Investor Relations; Financial Reports”).

About Universal American Financial Corp.

Universal American Financial Corp. is a specialty health and life insurance holding company. Through its family of companies, Universal American offers a broad array of health insurance and managed care products and services, primarily to the growing senior population. Universal American is included in the NASDAQ Financial-100 Index, the Russell 2000 Index and the Russell 3000 Index. For more information on Universal American, please visit our website at www.uafc.com.

*                                         *                                         *

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company (including, but not limited to, statements regarding our expectations of Universal American’s operating plans and strategies generally, statements regarding our expectations of the performance of our Medicare Supplement business and other lines of business, including the prediction of loss ratios, the adequacy of reserves, our ability to institute future rate increases, expectations regarding the introduction of our Part D program, including our estimates of costs and revenues, future operating results and references to the estimate of the accretion from recent acquisitions) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although Universal American believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond Universal American’s ability to control or predict. Important factors that may cause actual results to differ materially and that could impact Universal American and the statements contained in this news release can be found in Universal American’s filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K. For forward-looking statements in this news release, Universal American claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Universal American assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(Tables to follow)

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Consolidated Results	2005	2004	2005	2004

Net premiums and policyholder fees	$215.7	$184.4	$836.0	$644.9
Net investment income	19.2	16.5	71.6	65.2
Other income	5.2	4.2	18.5	14.7
Realized gains	0.7	1.4	5.8	10.7
Total revenue	240.8	206.5	931.9	735.5

Policyholder benefits	162.3	127.0	602.6	443.1
Interest credited to policyholders	4.8	5.4	19.1	18.6
Change in deferred acquisition costs	(8.4)	(18.0)	(56.7)	(65.5)
Amortization of present value of future profits	2.0	1.5	6.9	5.2
Commissions and general expenses, net of allowances	74.5	64.6	278.0	237.6
Total benefits and expenses	235.2	180.5	849.9	639.0

Income before income taxes	5.6	26.0	82.0	96.5

Income taxes, excluding capital gains	(2.0)	(8.1)	(27.7)	(28.9)
Income tax benefit (expense) on capital gains (2)	0.3	(0.5)	(0.4)	(3.7)

Total income taxes (1)	(1.7)	(8.6)	(28.1)	(32.6)

Net income	$3.9	$17.4	$53.9	$63.9

Per Share Data (Diluted)
Net income	$0.06	$0.30	$0.91	$1.13

See following page for explanation of footnotes.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SELECTED CONSOLIDATED FINANCIAL DATA

In millions, except per share amounts

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Income (loss) before Taxes by Segment	2005	2004	2005	2004

Senior Market Health	$(10.7)	$11.1	$10.2	$35.4
Senior Managed Care-Medicare Advantage(5)	6.2	4.3	27.8	10.1
Specialty Health	7.7	6.0	26.9	26.3
Life Insurance & Annuity	4.0	3.4	15.7	13.4
Senior Administrative Services	—	3.5	9.5	13.1

Corporate	(2.3)	(3.7)	(13.9)	(12.5)

Realized gains	0.7	1.4	5.8	10.7

Income before income taxes	$5.6	$26.0	$82.0	$96.5

Balance Sheet Data	December 31, 2005	December 31, 2004
Total Cash and Investments	$1,509.5	$1,378.3
Total Assets	$2,228.0	$2,017.1
Total Policyholder Related Liabilities	$1,428.4	$1,343.0
Outstanding Bank Debt	$95.8	$101.1
Other Long Term Debt	$75.0	$75.0
Total Stockholders’ Equity	$531.9	$419.4
Book Value per Common Share	$9.13	$7.60
Diluted Weighted Average Shares Outstanding-Year to Date	59.1	56.6

Non-GAAP Financial Measures *
Total Stockholders’ Equity (excluding FAS 115) *	$492.0	$378.4
Diluted Book Value per Common Share (excluding FAS 115) * (3)	$8.27	$6.71
Debt to Total Capital Ratio * (4)	25.8%	31.8%

*                    Non-GAAP Financial Measures - See supplemental tables on the following pages of this release for a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States (GAAP).

(1)          The overall effective tax rate for the quarter ended December 31, 2005 was 30.7% and was 33.2% for the same quarter of 2004. The overall effective tax rate for the year ended December 31, 2005 was 34.3% and was 33.8% for the same period of 2004. The effective tax rates for 2005 include a $0.6 million release of a tax valuation allowance relating to net capital loss carry forwards during the quarter ended December 31, 2005, and a release of $1.7 million during the year ended December 31, 2005.

(2)          Tax on realized capital gains (losses) and other non-recurring items is based on a 35.0% effective tax rate for all periods. However, the tax on realized capital gains for 2005 includes a $0.6 million release of a tax valuation allowance relating to net capital loss carry forwards during the quarter ended December 31, 2005, and a $1.7 million release of a tax valuation allowance relating to net capital loss carry forwards, as noted above.

(3)          Diluted book value per common share (excluding FAS 115) represents Total Stockholders’ Equity, excluding accumulated other comprehensive income (“FAS 115”), plus assumed proceeds from the exercise of vested options, divided by the total shares outstanding plus the shares assumed issued from the exercise of vested options.

(4)          The Debt to Total Capital Ratio is calculated as the ratio of the sum of the Outstanding Bank Debt and Other Long Term Debt to the sum of Stockholders’ Equity (excluding FAS 115) plus Outstanding Bank Debt plus Other Long Term Debt.

(5)          In connection with the acquisition of Heritage Health Systems, Inc. on May 28, 2004, we added a new segment, Medicare Advantage. This segment includes the operations of Heritage, as well as the private fee-for-service plans recently introduced in New York and Pennsylvania by our existing insurance subsidiaries.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions, except per share amounts

(Unaudited)

Universal American uses certain non-GAAP financial measures to evaluate the Company’s performance for the periods presented in this press release. These measures should not be considered an alternative to measurements required by GAAP. Because Universal American’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing Universal American’s non-GAAP financial measures to those of other companies. The key non-GAAP measures presented in our press release, including reconciliation to GAAP measures, are presented below.

Total Stockholders’ Equity (excluding FAS 115)	December 31, 2005	December 31, 2004
Total stockholders’ equity	$531.9	$419.4
Less: Accumulated other comprehensive income	(39.9)	(41.0)

Total Stockholders’ Equity (excluding FAS 115)	$492.0	$378.4

Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on both an absolute dollar basis and on a per share basis, as well as in evaluating the ratios of debt to total capitalization. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

Diluted Book Value per Common Share (excluding FAS 115)	December 31, 2005	December 31, 2004
Total stockholders’ equity	$531.9	$419.4
Proceeds from assumed exercises of vested options	17.9	15.9
	$549.8	$435.3
Diluted common shares outstanding	61.6	58.8

Diluted Book Value per Common Share	$8.92	$7.41

Total stockholders’ equity (excluding FAS 115)	$492.0	$378.4
Proceeds from assumed exercises of vested options	17.9	15.9
	$509.9	$394.3
Diluted common shares outstanding	61.6	58.8

Diluted Book Value per Common Share (excluding FAS 115)	$8.27	$6.71

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating growth in equity on a per share basis. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Debt to Total Capital Ratio	December 31, 2005	December 31, 2004
Outstanding bank debt	$95.8	$101.1
Other long term debt	75.0	75.0
Total outstanding debt	$170.8	$176.1

Total stockholders’ equity	$531.9	$419.4
Outstanding bank debt	95.8	101.1
Other long term debt	75.0	75.0
Total Capital	$702.7	$595.5

Debt to Total Capital Ratio	24.3%	29.6%

Total stockholders’ equity (excluding FAS 115)	$492.0	$378.4
Outstanding bank debt	95.8	101.1
Other long term debt	75.0	75.0
Total Capital	$662.8	$554.5

Debt to Total Capital Ratio (excluding FAS 115)	25.8%	31.8%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating the ratio of debt to total capital. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

	Three Months Ended December 31,		Year Ended December 31,
Return on Equity	2005	2004	2005	2004

Net Income	$3.9	$17.4	$53.9	$63.9

Total stockholders’ equity:
Beginning of period	$539.4	$395.7	$419.4	$345.7
End of period	531.9	419.4	531.9	419.4
Average stockholders’ equity	$535.7	$407.6	$475.7	$382.6

Return on Equity	2.9%	17.1%	11.3%	16.7%

Total stockholders’ equity (excluding FAS 115):
Beginning of period	$497.7	$357.3	$378.4	$306.0
End of period	492.0	378.4	492.0	378.4
Average stockholders’ equity (excluding FAS 115)	$494.9	$367.9	$435.2	$342.2

Return on Equity (excluding FAS 115)	3.1%	18.9%	12.4%	18.7%

As noted above, Universal American uses total stockholders’ equity (excluding FAS 115), as a basis for evaluating return on equity. We believe that fluctuations in stockholders’ equity that arise from changes in unrealized appreciation or depreciation on investments, as well as changes in the other components of accumulated other comprehensive income, do not relate to the core performance of Universal American’s business operations.

UNIVERSAL AMERICAN FINANCIAL CORP. AND SUBSIDIARIES

SUPPLEMENTAL FINANCIAL INFORMATION

NON-GAAP FINANCIAL MEASURES

In millions

(Unaudited)

Administrative Services Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004

Administrative Services pre-taxincome	$—	$3.5	$9.5	$13.1
Depreciation, amortization and interest	0.6	0.6	2.2	2.2
Earnings before interest, taxes,depreciation and amortization	$0.6	$4.1	$11.7	$15.3

In addition to pre-tax income, we also evaluate the results of our Administrative Services segment based on EBITDA. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt. Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements. While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

Medicare Advantage Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004*

Medicare Advantage pre-tax income	$6.2	$4.4	$27.8	$10.1
Depreciation, amortization and interest	0.8	0.8	2.9	2.2
Earnings before interest, taxes,depreciation and amortization	$7.0	$5.2	$30.7	$12.3

* Heritage was acquired on May 28, 2004. Its results prior to acquisition are not included in our consolidated results.

In addition to pre-tax income, we also evaluate the results of our Medicare Advantage segment based on EBITDA. EBITDA is a common alternative measure of performance used by investors, financial analysts and rating agencies. It is also a measure that is included in the fixed charge ratio required by the covenants for our outstanding bank debt. Accordingly, these groups use EBITDA, along with other measures, to estimate the value of a company and evaluate Universal American’s ability to meet its debt service requirements. While we consider EBITDA to be an important measure of comparative operating performance, it should not be construed as an alternative to pre-tax income or cash flows from operating activities (as determined in accordance with generally accepted accounting principles).

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CONTACT:	- OR-	INVESTOR RELATIONS COUNSEL:
Robert A. Waegelein		The Equity Group Inc.
Executive Vice President &		www.theequitygroup.com
Chief Financial Officer (914) 934-8820		Linda Latman (212) 836-9609